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                                                                    EXHIBIT 99.1


                        MOTORCAR PARTS & ACCESSORIES, INC
                             2929 California Street
                           Torrance, California 90503


Contact:          Selwyn Joffe
                  Chairman of the Board, President and
                  Chief Executive Officer
                  Motorcar Parts & Accessories, Inc.
                  (310) 972-4005                           For Immediate Release

                  MOTORCAR PARTS ANNOUNCES FISCAL 2003 RESULTS

Torrance, California, June 27, 2003 - Motorcar Parts & Accessories, Inc. (MPAA - Internet Billboard) is pleased to announce its earnings for the fiscal year ended March 31, 2003.

MPA earned $10,625,000 for the year ended March 31, 2003 or $1.33 per basic share outstanding and $1.24 per share on a fully diluted basis versus $11,689,000 for the prior year or $1.61 per basic share and $1.51 fully diluted. Weighted shares outstanding increased to 7,960,455 basic and 8,540,560 fully diluted from 7,253,606 and 7,765,958 respectively for the prior year.

The company is also pleased to announce that it has reduced outstanding debt from $28,029,000 to $9,932,000, a reduction of $18,097,000 for the fiscal year ended March 31, 2003.

"Although earnings per share for the year has declined relative to last year, MPA has maintained its position as a leading supplier in our segment. We have successfully managed our cash flow, which has enabled us to emerge as one of the stronger players in the industry. We are committed to our business and pleased with the results of our efforts. We are particularly pleased that in first quarter of fiscal 2004 we were able to retire a warrant which constituted approximately 4.7% of our fully diluted equity, a strong statement of our willingness to invest our capital in our future," said Selwyn Joffe, Chairman, President and CEO.

MPA is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks. MPA has facilities in the United States in Torrance, California and Nashville, Tennessee, as well as overseas in Singapore and Malaysia.

DISCLOSURE REGARDING PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain certain forward-looking
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statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company's relationship with any of its customers, including the increasing customer pressure for lower prices and more favorable payment terms, the Company's failure to meet the financial covenants or the other obligations set forth in its bank credit agreement or the bank's refusal to waive any such defaults, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company's filings with the Securities and Exchange Commission.

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